Exhibit 10.10

Execution Copy

SUBORDINATED LOAN AGREEMENT

This SUBORDINATED LOAN AGREEMENT (this “Agreement”) is dated as of December 18, 2012 and is by and between (1) LG International Corp., a company organized under the laws of Korea (the “Lender”), and (2) Winchester Oil & Gas S.A., a Panamanian corporation (the “Borrower”).

WHEREAS, the Borrower is engaged in the business of acquiring, developing and operating fixed and intangible assets directly and/ or indirectly related to the development, exploration, production, transportation, marketing and sale of oil and gas within Colombia;

WHEREAS, the Lender has offered to grant a credit line to the Borrower for an outstanding principal amount of up to US$12,000,000 (Twelve Million United States Dollars), to be applied by the Borrower for the acquisition, development and operation of such assets.

NOW, THEREFORE, in consideration of the premises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrower agree as follows:

ARTICLE 1.        DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the preface.

“Borrower” has the meaning set forth in the preface.

“Business Day” means any day other than a Saturday or Sunday or any day banks in Colombia, Seoul, New York or Bermuda are authorized or required to be closed.

“Closing Date” shall mean the “Closing Date” as defined in the Subscription Agreement.

“Committed Funds” shall have the meaning provided in Section 2.1.

“Disbursement” shall have the meaning provided in Section 2.1.

“Effective Date” means the Closing Date.

“Event of Default” shall have the meaning provided in Article 8.

“Financial Institution” shall mean any Person duly authorized to intermediate in the supply and demand of financial resources, in accordance with applicable Law.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Interest Rate” shall have the meaning specified in Section 4.1.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Lender” has the meaning set forth in the preface.

“Material Adverse Effect” shall mean any set of circumstances or events which, individually or in the aggregate, could reasonably be expected to constitute a material adverse effect on the assets, business, results of operations, cash flows or financial condition of the Borrower or on the ability of the Borrower to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Maturity Date” shall mean the date that is three (3) years from the Effective Date.

“Obligations” shall mean all future obligations of the Borrower pursuant to this Agreement.

“Payment Account” shall mean the account opened at Banco de Occidente (Panama) S.A. - Account Number 200-005390, or such other bank account in a Financial Institution that the Lender may indicate in writing to the Borrower in the future.

“Person” shall mean any individual, partnership, limited partnership, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Authority.

“Subscription Agreement” shall mean the Subscription Agreement dated as of December     , 2012, entered into among the Lender, GeoPark Colombia S.A., a company organized under the Laws of Chile, GeoPark Holdings Limited, a company organized under the laws of Bermuda, and GeoPark Chile Limited Agencia en Chile, an established and open branch under the laws of Chile of GeoPark Chile Limited, a company organised under the laws of Bermuda.

“Taxes” shall have the meaning provided in Section 5.1

“United States Dollars” shall mean the lawful money of the United States of America.

1.3.         Rules of Construction

(a) All references to Articles, Sections and Schedules are to Articles, Sections and Schedules in or to this Agreement unless otherwise specified .

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The word s “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d) The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE 2.        THE CREDIT LINE

2.1.         Committed Funds.

On and from the Effective Date, the Lender hereby agrees to provide a credit line to the Borrower in an aggregate principal amount of up to US$12,000,000 (Twelve Million United States Dollars) (the “Committed Funds”), to be disbursed by the Lender from time to time in one or more disbursement (each, a “Disbursement”) in accordance with Section 2.2, for the acquisition, development and operation by the Borrower of fixed and/ or intangible assets directly and/ or indirectly related to the development, exploration, production, transportation, marketing and sale of oil and gas within Colombia.

2.2.         Request of Funds.

The first Disbursement shall be in an amount of US$4,909,805 (Four Million and Nine Hundred and Nine Thousand Eight Hundred and Five United States Dollars) and shall be made on the tenth (10th) Business Day following the Closing Date. For each subsequent Disbursement, the Borrower shall provide a written request for a Disbursement hereunder to the Lender at least fifteen (15) days prior to the date funds are requested to be provided. Each written request shall be for an amount that does not exceed the Committed Funds less the aggregate of all amounts previously provided in any Disbursement.

ARTICLE 3.        REPAYMENT

3.1. Subject to section 3.2, the principal amount of all of the Disbursements shall be repaid by the Borrower to the Lender on the last Business Day of each of March, June, September and December of each year until the Maturity Date; provided, that such quarterly payment shall only be due and payable on the last Business Day of the relevant quarter to the extent that the Borrower, in its sole discretion, determines that retained earnings are available at that time to make such repayment (after taking into account the Borrower’s other financial obligations). On the Maturity Date, any principal amount of the Disbursements outstanding shall become immediately due and payable by the Borrower to the Lender.

3.2. The Borrower may repay all or part of the principal amount of any Disbursement before the Maturity Date, upon providing at least five (5) calendar days written notice to the Lender. Any portion of the Disbursements that is repaid may not be reborrowed. The Borrower shall pay the interest at the Interest Rate accrued on the amounts so repaid (together with any principal amount of any Disbursement repaid), as provided in Section 4.1 below.

3.3 Accrued interest on a Disbursement shall be paid by the Borrower to the Lender on the last Business Day of each of March, June, September and December of each year until the Maturity Date. Any accrued interest outstanding on the Maturity Date shall be repaid in full on the Maturity Date.

3.4 The Borrower may make partial payments of interest within the periods established above, upon providing at least five (5) calendar days written notice to the Lender.

3.5. The repayment of principal and payment of interest under this Agreement shall be made by the Borrower exclusively in United States Dollars in immediately available funds at the Payment Account.

3.6 The Borrower must make repayments of principal and payments of interest under this Agreement without any set-off, counterclaim or any other deduction (to the extent permitted by Law).

ARTICLE 4.        INTEREST

4.1. The principal amount shall accrue interest at an annual rate of 8.00% per annum (the “Interest Rate”). Interest in respect of a Disbursement shall accrue daily from (and including) the date the relevant Disbursement is disbursed to the Borrower, until (but excluding) the date of repayment pursuant to Article 3 above. Interest shall be computed on the actual number of days elapsed on the basis of a year comprised of 365 days.

4.2. Overdue principal and, to the extent permitted by law, overdue interest and any other overdue amount payable by the Borrower hereunder, shall bear interest at a rate per annum equal to the Interest Rate plus 2% (the “Default Rate”), in each such case (a) accruing from (and including) the date on which such amount was due until (but excluding) the day on which it is paid in full and, (b) capitalised (if not paid) every seven (7) days, with such overdue amount payable on demand.

ARTICLE 5.        TAXES

5.1 The Borrower shall pay any present or future taxes, levies, imposts, duties, fees, assessments, deductions, or other charges of whatever nature now or hereafter imposed by Panama, Colombia, Chile or any other jurisdiction from which the Borrower elects to make payments or by any political subdivisions or taxing authorities or Governmental Authority (“Taxes”), thereof or therein, in relation to the repayment of the Disbursement and the interest accrued thereof.

5.2 If at any time an applicable Law obliges the Borrower to make a deduction or withholding in respect of Taxes from a payment to the Lender under this Agreement, the Borrower must (a) notify the Lender of the obligation promptly after the Borrower becomes aware of it, (b) ensure that the deduction or withholding does not exceed the minimum amount required by Law and (c) pay to the relevant Governmental Authority on time the full amount of the deduction or withholding and (d) promptly deliver to the Lender a copy of any receipt, certificate or other proof of payment.

ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lender to enter into this Agreement, the Borrower represents and warrants that, (a) on the Closing Date, and (b) on the date of each Disbursement (on the basis of the facts and circumstances as at that date):

6.1          Corporate Existence. It is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required in order to conduct the business currently conducted by it, except where failure to be so qualified would not result in a Material Adverse Effect. It has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

6.2          Authorization of Transaction. It has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the performance by it of its obligations hereunder have been authorized by all requisite corporate action on its part. This Agreement has been validly executed and delivered by it and, assuming that this Agreement has been duly authorized, executed and delivered by the Lender, constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity). It is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement.

6.3          Non-contravention. Neither the execution and the delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, rul.i.ng, charge, or other restriction of any Governmental Authority to which it is subject, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject or (c) violate the articles of organization, certificate of incorporation, by-laws, operating agreement, certificate of formation or other similar organizational document of it, except, in the case of clause (a) and (b), for such conflicts, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 7.        EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

7.1          Payments. The Borrower shall default in (a) the payment of any Disbursement when due or (b) the payment of the interest therein or any other amounts owing hereunder, within ten (10) Business Days of the date any of such payments are due and payable;

7.2          Representations. etc. Any representation, warranty or statement by or on behalf of the Borrower shall prove to be untrue or incorrect in any material respect on the date as of which made or deemed made;

7.3          Bankruptcy. etc. (a) The Borrower shall file for any voluntary case concerning itself under Panama or Colombia bankruptcy Law or under any bankruptcy Law of any other jurisdiction, as applicable, (b) an involuntary proceeding under any such Laws is commenced against the Borrower and the Borrower does not obtain dismissal thereof or does not contest it in good faith in the first available opportunity provided under such Laws, (c) a custodian or receiver is appointed for or takes charge of all or substantially all of the property of the Borrower, (d) the Borrower is adjudicated insolvent or bankrupt, (e) the Borrower makes a general assignment of its assets for the benefit of its creditors, (f) any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing, or (g) the Borrower shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts as they become due; or

7.4          Governmental Action. Any Governmental Authority shall have (a) condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property of the Borrower, (b) assumed custody or control of such property or of the business or operations of the Borrower, or (c) taken any action for the dissolution or disestablishment of the Borrower, or (d) taken any action that would prevent the Borrower from carrying on its business or a substantial part thereof, and any such governmental action listed in clauses (a) to (d) above is not cancelled, suspended, stayed or otherwise withdrew within sixty (60) Business Days as from the date it is formally notified to the Borrower;

THEN, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Lender may take any and all of the following actions (provided that, if an Event of Default specified in Section 7.3 shall occur, the result which would occur upon the giving of written notice by the Lender to the Borrower as specified in clause (a) and (b) below shall occur automatically without the giving of any such notice), (a) declare this Agreement terminated, whereupon it shall forthwith terminate immediately; (b) declare the Disbursement and any accrued interest and all Obligations owing hereunder to be, whereupon the same shall become, (i) forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, in which case those amounts are immediately due and payable, or (ii) due and payable on demand, in which case those amounts will be due and payable on demand made at any time, and/ or (c) exercise any other rights available to the Lender under applicable Laws.

ARTICLE 8.        NOTICES

All notices and other communications provided for hereunder shall be in writing (including by fax, hand, airmail or courier) and shall be given by a duly authorized representative as follows:

(i)                                     if to the Lender

LG International Corp.

LG Twin Towers, 20, Yoido-dong, Yo

Seoul, Korea 150-721

Attention: Eung-Kyu Lee

Fax: +82-2-3773-5839

with a copy to:

c/o Ashurst

Level 32 Exchange Plaza, 2 The Esplanade Perth WA 6000 Australia

DX 169 Perth

Attention: Rupert Lewi

Fax: +61-8-9366-8111

(ii)                                  if to the Borrower

Winchester Oil & Gas S.A ., a Panamanian corporation

c/o GeoPark Colombia S.A.

Florida 981 - 5th Floor

Buenos Aires (C1005AAS), Argentina

Attention: Andres Ocampo

Fax: +5411-4312-0149

with a copy to:

Chadbourne & Parke LLP

1200 New Hampshire Avenue N.W.

Washington, DC 20006

Attention: Noam Ayali

Fax: +1-202-974-6723

All notices and communications shall be effective upon receipt at the address specified in this Article 8.

ARTICLE 9.        GOVERNING LAW

This Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York without regard to the conflict of laws rules that would result in the application of different laws.

ARTICLE 10.      COUNTERPARTS

This Agreement may be executed in one or more counterparts (including by facsimile transmission or portable document format (“pdf”)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WINCHESTER OIL & GAS S.A.,
As Borrower

By:	/s/ James F. Park
Name: James F. Park
Title: Chairman

LG INTERNATIONAL CORP.,
As Lender

By:	/s/ Young Bong Ha
Name: Young Bong Ha
Title: President & CEO

[Signature Page to LG International Corp. Subordinated Loan Agreement]